Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

Board of Directors

CUI Global, Inc.

Tualatin, Oregon

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-163205 of CUI Global, Inc. and Subsidiaries of our reports dated March 14, 2016, with respect to the consolidated balance sheets of CUI Global Inc. and Subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income and (loss), changes in stockholders’ equity and cash flows for the years then ended and the effectiveness of CUI Global Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2015, which reports appear in this Annual Report on Form 10-K.

Our report dated March 14, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015 includes an explanatory paragraph that states that management has excluded CUI-Canada, Inc. from its assessment of internal control over financial reporting as of December 31, 2015, because CUI-Canada, Inc. was established in connection with the acquisition of the assets, certain liabilities, and operations of Tectrol, Inc. by CUI Global, Inc. during 2015. Our audit of internal control over financial reporting of CUI Global, Inc. and Subsidiaries also excluded an evaluation of internal control over financial reporting of CUI-Canada, Inc.

Also, our report dated March 14, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015 expresses our opinion that CUI Global Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2015 due to material weaknesses regarding management’s failure to design and maintain controls surrounding: 1) the recognition of revenue on a percentage of completion basis under generally accepted accounting principles in the United States of America; and 2) the preparation and review of foreign income taxes within the Company’s consolidated income tax provision. These weaknesses are described in management’s assessment, Management’s Annual Report on Internal Control Over Financial Reporting.

/s/ Perkins & Company, P.C.

Portland, Oregon

March 14, 2016